Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Savient Pharmaceuticals, Inc
We consent to the incorporation by reference in Registration Statements on (i) Form S-3 (No. 333-146257) and (ii) Form S-8 (Nos. 333-36121, 333-33073, 333-33075, 333-64541, 333-87344, and 333-127068) filed by Savient Pharmaceuticals, Inc. of our reports dated March 13, 2008 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, included in the Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. for the years ended December 31, 2006 and 2007.
/s/ McGladrey & Pullen, LLP
New York New York
March 13, 2008